PARKER-HANNIFIN CORPORATION


                           SAVINGS RESTORATION PLAN

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                          PARKER-HANNIFIN CORPORATION

                           SAVINGS RESTORATION PLAN


    Parker-Hannifin Corporation, an Ohio corporation, (the "Company"), hereby establishes this Savings Restoration Plan (the "Plan"), effective October 1, 1994, for the purpose of attracting high quality executives and promoting in its executives increased efficiency and an interest in the successful operation of the Company by restoring some of the deferral opportunities and employer-provided benefits that are lost under The Parker-Hannifin Employees' Savings Plus Stock Ownership Plan due to legislative limits. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the executive's retirement.


                                   ARTICLE 1

                                 Definitions

    1.1 Administrator shall mean the Company or, if applicable, the committee appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 13 of the Plan.

    1.2 Annual Deferral shall mean the amount of Compensation which the Participant elects to defer for a Plan Year pursuant to Articles 2 and 3 of the Plan.

    1.3 Beneficiary shall mean the person or persons or entity designated as such in accordance with Article 14 of the Plan.

    1.4 Change in Control shall mean any of the following events shall have occurred:

                (i) Any person (as that term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) has become the beneficial owner (as that term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing twenty-five percent (25%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of the directors of the Company ("Voting Stock"), which ownership of securities has not been specifically approved by the Company's Board of Directors with specific reference to this Plan;

                (ii) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to the applicable disclosure requirements of Form 8-K or Schedule

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        14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then existing contract or transaction;
        provided, however that if the report or proxy statement reports a prospective change in control, any consequences of a Change in Control as set forth elsewhere in this Plan will not occur until the reported change in control has actually occurred;

                (iii) If, during any period of twenty-four (24) consecutive months, beginning before or after the effective date of this Plan, individuals who at the beginning of any such period constitute the directors of the Company cease for any reasons (other than death, disability, or retirement pursuant to the Company's policy relating to retirement of directors, if any, in effect on the date of this Plan) to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (iii) if a person is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Board of Directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period, then such person will be deemed to have been a director of the Company at the beginning of such period.

    Notwithstanding the foregoing provisions of Sections 1.4(i) or 1.4(ii), unless otherwise determined in a specific case by a majority vote of the Board of Directors, a Change in Control shall not be deemed to have occurred for purposes of Sections 1.4(i) or 1.4(ii) solely because (1) the Company, (2) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting equity securities (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary (an "Employee Plan") either files or becomes obligated to file a report or proxy statment under or in response to the applicable disclosure requirements of
    Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because the Company, a Subsidiary or an Employee Plan reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

    1.5 Compensation shall mean the sum of the Participant's base salary and anticipated bonuses (including profit-sharing, RONA, and incentive bonuses paid in cash) for a Plan Year before reductions for deferrals under the Plan, or the Executive Deferral Plan, or the Savings Plan, or the Benefits Plus Program.

    1.6 Crediting Rate shall mean (i) the amount described in Section 1.7.1 to the extent the Restoration Account Balance represents either Annual Deferrals under Article 3 or earnings previously credited on such deferrals under Section 5.2 or (ii) the amount described in Section 1.7.2 to the extent the Restoration Account balance

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represents either Matching Credits under Article 4 or interest previously credited on such Matching Credits under Section 5.2:

         1.6.1 Crediting Rate for Annual Deferrals shall mean any notional gains or losses equal to those generated as if the Restoration Account balance attributable to Annual Deferrals under Article 3 had been invested in one or more of the investment portfolios sponsored by The Prudential Series Fund, Inc. and designated as available by the Administrator, less separate account fees and less applicable administrative charges determined annually by the Administrator.

                The allocation of the Restoration Account shall be determined by the Participant among one or more of the available portfolios. The gains or losses shall be credited based upon the daily unit values for the portfolio(s) selected by the Participant. The rules and procedures for allocating the Restoration Account balance among the portfolios shall be determined by the Administrator. The Participant's allocation is solely for the purpose of calculating the Crediting Rate. Notwithstanding the method of calculating the Crediting Rate, the Company shall be under no obligation to purchase any investments designated by the Participant.

         1.6.2 Crediting Rate for Matching Credits shall mean any notional gains or losses equal to those generated as if the Restoration Account balance attributable to Matching Credits under Article 4 had been invested in the Common Stock of the Company, including reinvestment of dividends. The rules and procedures for determining the value of the Common Stock of the Company shall be determined by the Administrator. The rules and procedures for re-allocating the Restoration Account balance attributable to the Matching Credits among the other portfolios offered under the Plan shall be determined by the Administrator.

    1.7 Disability shall mean any long term disability as defined under the Company's long term disability plan. The Administrator, in its complete and sole discretion, shall determine a Participant's Disability. The Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Administrator to confirm Disability. On the basis of such medical evidence, the determination of the Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

    1.8 Early Retirement Date shall mean age 55 with ten or more years of employment with Company.

    1.9 Eligible Executive shall mean a key employee of the Company or any of its subsidiaries who (i) participates in the Savings Plan and makes the maximum permissible pre-tax contributions of compensation, (ii) is designated by the Administrator as eligible to participate in the Plan (subject to the restriction in Sections 10.2 and 12.2 of the Plan), and (iii) qualifies as a member of the "select

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group of management or highly compensated employees" under ERISA.

    1.10 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

    1.11 Executive Deferral Plan shall mean the Parker-Hannifin Corporation Executive Deferral Plan as it currently exists and as it may subsequently be amended.

    1.12 Financial Hardship shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as determined by the Administrator. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

    1.13 Fixed Crediting Rate shall mean an effective annual yield equal to ninety percent (90%) of the sixty (60) month rolling average of the Ten-Year United States Treasury Note as determined by the Administrator on September 30 of the preceding year. Notwithstanding the preceding sentence, with respect to the first Plan Year, the Fixed Crediting Rate shall be determined as of September 30, 1994. The Fixed Crediting Rate in effect as of the Participant's Termination of Employment or death shall be held constant for the remainder of the period for which benefits are paid.

    1.14 Matching Credit shall mean the Company's credit to the Participant's Restoration Account under Article 4.

    1.15 Normal Retirement Date shall mean the date on which a Participant attains age 65.

    1.16 Participant shall mean an Eligible Executive who has elected to participate and has completed a Participation Agreement pursuant to Article 2 of the Plan.

    1.17 Participation Agreement shall mean the Participant's written election to participate in the Plan.

    1.18 Plan Year shall mean the calendar year, except that the first Plan Year shall be the year commencing October 1, 1994 and ending December 31, 1994.

    1.19 Restoration Account shall mean the notional account established for record keeping purposes for a Participant pursuant to Article 5 of the Plan.

    1.20 Retirement shall mean a termination of employment following Normal or Early Retirement Date.

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   1.21  Savings Plan shall mean The Parker-Hannifin  Employees' Savings Plus
Stock Ownership Plan as it currently exists and as it may subsequently be amended.

    1.22 Statutory Limit shall mean any statutory or regulatory limit on salary reduction contributions to savings plans, or on compensation taken into account in calculating employer or employee contributions to savings plans with the exception of Internal Revenue Code Section 415(c), as adjusted for inflation, which shall be deemed to apply to the combination of both employer and employee contributions made in combination to the Plan and the Savings Plan. The impact of such limits on the Participants shall be determined by the Company prior to the beginning of each Plan Year based upon its best estimates and according to procedures determined by the Administrator. Once the Company has determined the impact of the Statutory Limits, no adjustment shall be made to increase deferrals or matching credits under this Plan notwithstanding any adjustments ultimately required under the Savings Plan due to actual employee contributions or other factors.

    1.23 Termination of Employment shall mean the Participant's employment with the Company ceases for any reason whatsoever, whether voluntary or involuntary, other than Retirement or death.

    1.24 Unscheduled Withdrawal shall mean a distribution of all or a portion of the entire amount credited to the Participant's Restoration Account requested by the Participant pursuant to the provisions of Article 11 of the Plan.

    1.25 Valuation Date shall mean the end of the month in which Retirement, Termination of Employment, or death occurs, except in the event of an election to delay retirement benefits under Article 6, in which case the Valuation Date shall mean the November 30 of the year preceding commencement of benefit payments.


                                   ARTICLE 2

                                 Participation

    2.1 Participation Agreement / Annual Deferral. An Eligible Executive shall become a Participant in the Plan on the first day of the Plan Year coincident with or next following the later of the date the individual becomes an Eligible Executive and the date the individual begins to participate in the Savings Plan, provided such Eligible Executive has submitted to the Administrator a Participation Agreement. To be effective, the Eligible Executive must submit the Participation Agreement to the Administrator during the enrollment period designated by the Administrator. In the Participation Agreement, and subject to the restrictions in Article 3, the Eligible Executive shall designate the Annual Deferral for the covered Plan Year.

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   2.2  Continuation of Participation.  An Eligible Executive who has elected to participate in the Plan by making an Annual Deferral shall continue as a Participant in the Plan for purposes of such Annual Deferral even though such executive ceases to be an Eligible Executive. However, a Participant shall not be eligible to elect a new Annual Deferral unless the Participant is an Eligible Executive for the Plan Year for which the election is made.


                                   ARTICLE 3

                              Executive Deferrals

    3.1 Deferral Election. A Participant who has elected to contribute under the Savings Plan, but whose pre-tax contributions to the Savings Plan are limited by the Statutory Limit, may elect an Annual Deferral under this Plan to defer all or a portion of the Compensation that he or she cannot defer under the Savings Plan due to the Statutory Limit. Such election shall designate a specified percentage of Compensation to be deferred. Such percentage shall include anticipated contributions to the Savings Plan as well as to this Plan. Annual Deferrals under this Plan shall be irrevocable.

    3.2  Maximum Annual Deferral.   The Annual Deferral for a Plan Year, when
combined with the amount the Participant has elected to contribute to the Savings Plan on a pre-tax basis, may not exceed the stated percentage of Compensation that could be deferred in the Savings Plan but for the Statutory Limits. In addition, the Administrator shall, in its sole discretion and prior to the first day of the Plan Year, decrease the deferral as needed to allow the Participant to receive the optimal Matching Credit within the Statutory Limits as defined for purpose of the Plan.

    3.3 Discontinuation of Deferral. In the event that a Participant elects to make after-tax contributions of Compensation to the Savings Plan, deferrals under this Plan shall cease for the remainder of the Plan Year.

    3.4 Vesting. The Participant's right to receive Compensation deferred (and gains or losses thereon) under this Article 3 shall be 100% vested at all times.


                                   ARTICLE 4

                            Company Matching Credits

    4.1 Amount. The Company's Matching Credit in each Plan Year shall equal one hundred percent (100%) of the first three percent (3%) of Compensation deferred and twenty-five percent (25%) of the next two (2%) of Compensation deferred, reduced by the matching contributions credited to the Participant's account under the Savings Plan.

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    4.2  Discontinuation of Matching Credits.  Notwithstanding the foregoing, if the Participant decreases or ceases pre-tax contributions and/or makes after-tax contributions to the Savings Plan in any Plan Year, additional Matching Credits shall not be credited to the Participant's Restoration Account for the remainder of that Plan Year.

    4.3 Vesting. The Participant's right to receive Matching Credits (and gains or losses thereon) credited to the Participant's Restoration Account shall be one hundred percent (100%) vested.


                                   ARTICLE 5

                             Restoration Accounts

    5.1 Restoration Accounts. Solely for record keeping purposes, the Company shall maintain a Restoration Account for each Participant.

    5.2 Timing of Credits -- Pre-Termination. The Company shall credit to the Restoration Account the Annual Deferrals under Article 3 at the time the deferrals would otherwise have been paid to the Participant but for the deferral election. Matching Credits under Article 4 shall be credited to the Restoration Account quarterly as of the first day of the following quarter. The Company shall also credit gains or losses to the Restoration Account each calendar quarter, or as of the Valuation Date, using the Crediting Rate in effect.

    5.3 Mid-Year Terminations. If a Participant's Termination of Employment occurs other than at the end of a Plan Year, the Company shall credit gains or losses to the Restoration Account from the first day of such Plan Year to the Valuation Date.

    5.4 Statement of Accounts. The Administrator shall provide periodically to each Participant a statement setting forth the balance of the Restoration Account maintained for such Participant.


                                   ARTICLE 6

                              Retirement Benefits

    6.1 Amount. Upon Retirement, the Company shall pay to the Participant a retirement benefit in the form provided in Section 6.2 of the Plan, based on the balance of the Restoration Account as of the Valuation Date. If paid as a lump sum, the retirement benefit shall be equal to such balance. If paid in installments, the installments shall be paid in amounts that will amortize such balance with interest credited at the Crediting Rate over the period of time benefits are to be paid. For

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purposes of calculating installments, an assumed rate of interest established by the Administrator shall be applied to the balance and reconciled once annually with the actual Crediting Rate for the period; any excess earnings shall be paid in an additional payment once per year, and any overpayments shall be deducted pro rata over the remaining installments.

    6.2 Form of Retirement Benefits. The retirement benefit shall be paid monthly over a period of one hundred eighty (180) months or the number of months required to result in a monthly benefit of one thousand dollars ($1,000.00), if less. Notwithstanding anything herein to the contrary, the Participant may elect in the Participation Agreement to have the retirement benefit paid in a lump sum or in installments paid monthly over a period of sixty (60) or one hundred twenty (120) months. Payments shall be made or shall begin as of the first day of the calendar quarter next following the date sixty (60) days after the Participant's Retirement unless the Participant elects in the Participation Agreement for payments to begin on January l of a later year. However, in all events payments shall commence on or before the earlier of the date the retired Participant attains age seventy (70) or the January 1 five years after Retirement. Except as provided under Section 10.2, Participants may elect an alternative form of payout as available under this
Section 6.2 by written election filed with the Administrator; provided, however, that if the Participant files the election less than thirteen (13) months prior to the date benefit payments are to commence, the Participant's Restoration Account shall be reduced by ten percent (10%).

    6.3 Small Benefit Exception. Notwithstanding any of the foregoing, if the sum of all benefits payable to the Participant is less than or equal to five thousand dollars ($5,000.00), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum.


                                   ARTICLE 7

                             Termination Benefits

    7.1 Amount. As of the first day of the calendar quarter beginning at least sixty (60) days after Termination of Employment, the Company shall pay to the Participant a termination benefit equal to the balance of the Restoration Account as of the Valuation Date.

    7.2 Form of Termination Benefits. The Company shall pay the termination benefits in a single lump sum; provided, however, that except following a Change in Control the Company may, in its sole discretion, elect to pay the termination benefits over a period of three (3) years in monthly installments, in which event the Company shall credit interest on the unpaid balance of the Restoration Account after the Valuation Date at the Fixed Crediting Rate in effect at the time of Termination of Employment.

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                                   ARTICLE 8

                               Survivor Benefits

         8.1 Pre-Commencement Survivor Benefit. If the Participant dies prior to the time installment payments have commenced, the Company shall pay to the Participant's Beneficiary within ninety (90) days after the Participant's death a benefit equal to the balance of the Participant's Restoration Account as of the Valuation Date.

        8.2 Post-Commencement Survivor Benefit. If the Participant dies after the time installment payments have commenced, the Company shall pay to the Participant's Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant, in which event the Company shall credit interest on the unpaid balance of the Restoration Account at the Fixed Crediting Rate in effect at the date of the Participant's death.

        8.3 Small Benefit Payment. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Beneficiary is less than or equal to five thousand dollars ($5,000.00), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum.


                                   ARTICLE 9

                                  Disability

        If a Participant suffers a Disability, the Company shall pay the benefit described in Article 6 to the Participant as if the date of the Participant's Termination of Employment for Disability were the Participant's Normal Retirement Date.


                                  ARTICLE 10

                              Change in Control

        10.1 Election. At the time the Participant is completing his initial Participation Agreement, the Participant may elect that, if a Change in Control occurs, the Participant (or after the Participant's death the Participant's Beneficiary) shall receive a lump sum payment of the balance of the Restoration Account within thirty (30) days after the Change of Control. Such balance shall be determined as of end of the month sixty (60) days prior to the month in which the Change of Control occurs.

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        10.2  Benefit Reduction on Withdrawal.  If a Participant has not made the election described in Section 10.1 above and, within thirty (30) days after a Change of Control, the Participant (or Beneficiary) elects to receive a distribution of the balance of the Restoration Account (determined as described in Section 10.1 herein), the lump sum payment shall be reduced by an amount equal to five percent (5%) of the total balance of the Restoration Account (instead of the ten percent (10%) reduction otherwise provided for in Section 11.2). If a Participant elects such a withdrawal, any on-going Annual Deferral shall cease, and the Participant may not again be designated as an Eligible Executive until one entire Plan Year following the Plan Year in which such withdrawal was made has elapsed.


                                   ARTICLE 11

                            Unscheduled Withdrawals

        11.1 Election. A Participant (or Beneficiary if the Participant is deceased) may request an Unscheduled Withdrawal of all or a portion of the entire amount credited to the Participant's Restoration Account, which shall be paid in a single lump sum; provided, however, (i) that the minimum withdrawal shall be twenty-five percent (25%) of the Restoration Account balance, and (ii) that an election to withdraw seventy-five percent (75%) or more of the balance shall be deemed to be an election to withdraw the entire balance.

        11.2 Withdrawal Penalty. There shall be a penalty deducted from the Restoration Account prior to an Unscheduled Withdrawal equal to ten percent (10%) of the Unscheduled Withdrawal. If a Participant elects such a withdrawal, any on-going Annual Deferral shall cease, and the Participant may not again be designated as an Eligible Executive until one entire Plan Year following the Plan Year in which such withdrawal was made has elapsed.

        11.3 Small Benefit Exception. Notwithstanding any of the foregoing, if the sum of all benefits payable to the Participant or Beneficiary who has requested the Unscheduled Withdrawal is less than or equal to five thousand dollars ($5,000.00), the Company may, in its sole discretion, elect to pay out the entire Restoration Account balance (reduced by the ten percent (10%) penalty) in a single lump sum.


                                  ARTICLE 12

                        Conditions Related to Benefits

        12.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders,

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decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

        12.2 Financial Hardship Distribution. Upon a finding that the Participant or the Beneficiary has suffered a Financial Hardship, the Administrator may in its sole discretion, permit the Participant to cease any on-going deferrals and accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. If a distribution is to be made to a Participant on account of Financial Hardship, the Participant may not make deferrals under the Plan until one entire Plan Year following the Plan Year in which a distribution based on Financial Hardship was made has elapsed.

         12.3 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

        12.4 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of a Participant's suicide during the first two
(2) years of participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant or the Participant's Beneficiary or estate under the Plan beyond the sum of the Participant's Annual Deferrals.

        12.5 Withholding. The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.


                                  ARTICLE 13

                            Administration of Plan

        The Company shall administer the Plan, provided, however, that the Company may elect by action of its Board of Directors to appoint a committee of three (3) or more individuals to administer the Plan. All references to the Administrator herein shall refer to the Company or, if such committee has been appointed, the committee.

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        The Administrator shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator shall be final and binding. The individuals serving on the committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any member of the committee with respect to the Plan, unless such liability arises from the individual's own gross negligence or willful misconduct.


                                  ARTICLE 14

                            Beneficiary Designation

        The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrator during the Participant's lifetime on a form prescribed by the Administrator.

        The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant shall consent to any designation of a Beneficiary other than the spouse, and the spouse's consent shall be witnessed by a notary public.

         If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrator shall direct the distribution of such benefits to the Participant's estate.


                                  ARTICLE 15

                      Amendment and Termination of Plan

        15.1 Amendment of Plan. Except as provided in Section 15.3, the Company may at any time amend the Plan in whole or in part, provided, however, that such amendment (i) shall not decrease the balance of the Participant's Restoration Account at the time of such amendment and (ii) shall not retroactively decrease the

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applicable Crediting Rate of the Plan prior to the time of such amendment.
The Company may amend the Crediting Rate or Fixed Crediting Rate of the Plan prospectively, in which case the Company shall notify the Participant of such amendment in writing within thirty (30) days after such amendment.

        15.2 Termination of Plan. Except as provided in Section 15.3, the Company may at any time terminate the Plan. If the Company terminates the Plan, the date of such termination shall be treated as the date of Retirement or Termination of Employment for the purpose of calculating Plan benefits, and the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan in monthly installments over a thirty-six
(36) month period. Interest at the Fixed Crediting Rate will be credited to the Participant's Restoration Account commencing as of the date of the Plan's termination and continuing until distribution under this Section is completed.

        15.3 Amendment or Termination After Change in Control. Notwithstanding the foregoing, the Company shall not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control and shall not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of benefits under the Plan prior to the end of such two year period following a Change in Control.

        15.4 Company Action. Except as provided in Section 15.3 or 15.5, the Company's power to amend or terminate the Plan shall be exercisable by the Company's Board of Directors or by the committee or individual authorized by the Company's Board of Directors to exercise such powers.

        15.5 Constructive Receipt Termination. In the event the Administrator determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, the Plan shall terminate and distributions shall be made to Participants in accordance with the Provisions of Section 15.2 or as may be determined by the Administrator. The determination of the Administrator under this Section 15.4 shall be binding and conclusive.


                                  ARTICLE 16

                                 Miscellaneous

        16.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

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

        16.2 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

        16.3 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

        16.4 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

        16.5 Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

        16.6 Captions. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

        16.7 Validity. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

        16.8 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

        16.9 Applicable Law. The Plan shall be governed and construed in accordance with the laws of Ohio except where the laws of Ohio are preempted by ERISA.

         16.10 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

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


                                  ARTICLE 17

                         Claims and Review Procedures

        17.1 Claims Procedure. The Company shall notify a Participant in writing, within ninety (90) days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Company determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

        17.2 Review Procedure. If a Participant is determined by the Company not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Participant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Participant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Participant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Participant.
In the event of the death of the Participant, the same procedures shall apply to the Participant's beneficiaries.


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